UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20546

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2007

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On December 17, 2007, Horizon Bancorp (“Horizon”) received from the Comptroller of the Currency (“OCC”) approval of Horizon’s request to eliminate the requirement to maintain regulatory capital ratios at 100 basis points above the “well capitalized” minimums. The OCC had imposed the additional capital requirements in connection with Horizon’s acquisition of Alliance Banking Company in June 2005. The OCC approval is effective immediately and, as a consequence, Horizon is now subject to the standard capital requirements.

As reported in our 10-Q for the nine months ended September 30, 2007, Horizon Bank's ratio of risk-based capital to risk-weighted assets was 10.77, which was below the required ratio after including the 100 basis point cushion but still exceeds the regulatory “well capitalized” minimum of 10.00.

Also, as previously reported, in connection with the OCC’s routine examination of Horizon Bank in 2003, the OCC raised the issue of the treatment of the loans in Horizon Bank’s mortgage warehousing portfolio for call report purposes. This issue remained open with the OCC until recently when the OCC concluded that the loans in the mortgage warehousing portfolio should be treated as commercial loans (and not mortgage loans) for risk-based capital purposes. This increased the risk-weighting for those loans from 50% to 100% and reduced Horizon Bank’s risk-based capital ratios. On December 17, 2007, Horizon also received from the OCC a more detailed analysis of the OCC’s reasons for concluding that Horizon Bank’s mortgage warehousing loans should be treated as commercial loans for risk-based capital purposes. Horizon is reviewing the OCC’s analysis and will decide upon the appropriate course of action after its review. Horizon may elect to further challenge the OCC’s position on this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 20, 2007	Horizon Bancorp

	By:	/s/ James H. Foglesong
James H. Foglesong, Chief Financial Officer